Exhibit 10.10

DATED 26 March 2007

(1) RACKSPACE MANAGED HOSTING LIMITED

(2) DOUG LOEWE

DIRECTOR’S SERVICE AGREEMENT

Stevens & Bolton LLP The Billings GUILDFORD GU1 4YD

CONTENTS

		Page No
1	DEFINITIONS AND INTERPRETATION	1

2	EMPLOYMENT CAPACITY	4

3	COMMENCEMENT AND CONTINUITY OF EMPLOYMENT	5

4	PERIOD OF EMPLOYMENT	5

5	DUTIES	5

6	DEVOTION TO DUTIES	6

7	PLACE OF WORK	6

8	HOURS OF WORK	7

9	REMUNERATION	7

10	BONUS	7

11	CAR AND TELEPHONE	8

12	EXPENSES	8

13	PENSION	8

14	INSURANCE BENEFITS	9

15	STOCK OPTIONS	10

16	HOLIDAYS	10

17	SICKNESS OR INJURY	10

18	INTELLECTUAL PROPERTY	12

19	CONFIDENTIAL INFORMATION	13

20	DATA PROTECTION AND ELECTRONIC COMMUNICATIONS	13

21	PERIOD AWAY FROM WORK	14

22	DISCIPLINARY AND GRIEVANCE PROCEDURE	15

23	TERMINATION	16

24	RETURN OF PROPERTY AND DOCUMENTS	16

25	RESIGNATION OF OFFICES	17

26	PREVENTION OF UNFAIR COMPETITION	17

27	RECONSTRUCTION OR AMALGAMATION	18

28	PRIOR RIGHTS AND DELAY	19

29	NOTICES	19

30	GENERAL	19

31	PRIOR AGREEMENTS AND ENTIRE AGREEMENT	20

32	MISCELLANEOUS STATUTORY PROVISIONS	20

33	THIRD PARTY RIGHTS	20

34	GOVERNING LAW AND JURISDICTION	20

SCHEDULE		22

STATEMENT OF INITIAL EMPLOYMENT PARTICULARS		22

THIS AGREEMENT is made on 26 March 2007

BETWEEN

(1)	RACKSPACE MANAGED HOSTING LIMITED (registered number 03897010) a company incorporated in England and Wales whose registered office is at 2 Longwalk Road, Stockley Park, Uxbridge, Middlesex, UB11 1BA (“Company”); and

(2)	DOUG LOEWE of Flat 2, 4-10 Tower Street, London, WC2H 9NP (“Executive”)

IT IS AGREED AS FOLLOWS

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement (including the Schedule), unless expressly stated to the contrary, the following expressions have the following meanings:

Board	the Board of Directors of the Company from time to time, and any committee of the Board duly convened by it;

CEO	the Chief Executive Officer of the Company from time to time;

Competitor	any business which sells or provides (or will sell or provide once operational), products or services in competition with the Products or Services;

Confidential Information

Includes but is not limited to:

(a)    unpublished price sensitive information relating to securities listed on a stock exchange (including details of business development projects, proposed acquisitions, sales, joint ventures or disposals involving the Company or any Group Company);

(b)    lists and contact details of customers, and details of contracts with customers and/or of their requirements;

(c)    business plans and policies, marketing strategies, sales reports and research results;

(d)    lists and contact details of suppliers, and details of contracts with suppliers;

(e)    financial reports, budgets, trading statements and pricing lists, pricing structures and/or pricing strategies;

(f)     technical information and know-how relating to the processes and operations devised, owned or used by the Company and/or its Group Companies which is not in the public domain including, but not limited to, unpublished inventions, designs, computer programmes, research activities, formulae and ideas;

(g)    source codes and computer systems;

(h)    personnel information, including the identity of employees, officers, and consultants employed or engaged by the Company or any Group Company, or any other professional information regarding such personnel; and

(i)     any document marked “confidential” (or similar), or any information which the Executive has been told is confidential or which he might reasonably expect the Company (or any Group Company) would regard as confidential;

Customer

any person, firm or company who at any time within the period of 12 months immediately preceding the Termination Date was a customer or client of the Company or any Relevant Group Company, being a person, firm or company with whom the Executive dealt personally on behalf of the Company or any Relevant Group Company; or

for whose account the Executive had overall responsibility during the said period of 12 months

Group Company	any company which from time to time is a holding company of the Company or a subsidiary of the Company (both as defined by section 736 of the Companies Act 1985) or a subsidiary of a holding company (as defined), or any company where not less than 25% of its ordinary share capital is owned by the Company;

Handbook	the Company’s Employee Policy and Procedure Handbook from time to time;

Immediate Relatives	wife, common law spouse or civil partner, children, brothers, sisters, cousins, aunts, uncles, parents, grandparents and those same relatives by marriage;

Intellectual Property	all intellectual and industrial property rights, including patents, rights in registered and unregistered trade marks (including domain names), rights in registered and unregistered designs, utility models, trade or business names, confidential information, know-how, database rights, topography rights, passing-off rights, and copyright (including moral rights), performer protection rights or other industrial, intellectual or commercial rights (including rights in any invention, discovery or process), and applications for registration of any of the foregoing, and the right to apply therefor, in each case in any part of the world;

Intellectual Property Rights	all present and future right title and interest whatsoever whether legal or beneficial anywhere in the world in any and all Intellectual Property;

Key Person

a person who is or was at any time during the 12 months immediately preceding the Termination Date:

(a)     an employee, director or consultant of the Company or a Relevant Group Company; and

(b)     a person with whom the Executive personally dealt; and

(c)     employed in the capacity of manager or in a more senior capacity, or engaged as a consultant in an equivalent capacity;

Personal Data	any data which relates to the Executive who can be identified from that data and other information in the possession of or likely to come into the possession of the Company and any Group Company and includes any expression of opinion about the Executive, and any indications of intention of the Company or any Group Company or a third party concerning the Executive;

Processing	obtaining, recording or holding Personal Data or carrying out any operation and includes organising, adapting or altering Personal Data, retrieving, using or consulting Personal Data, disclosing Personal Data by transmission, dissemination or otherwise making the data available or destroying the Personal Data;

Products or Services	any products or services of a kind sold or supplied by the Company or by any Relevant Group Company within the period of 12 months immediately preceding the Termination Date, and with which the Executive was substantially concerned or for which he was responsible at any time during the said period of 12 months;

Prospective Customer	any person, firm or company who has been engaged in negotiations with the Company or any Relevant Group Company with a view to purchasing or contracting in relation to products or services supplied by the Company or Relevant Group Company within the period of 12 months immediately preceding the Termination Date, being a person, firm or company with whom the Executive personally dealt or for whom he was responsible on behalf of the Company or any Relevant Group Company during the said period of 12 months;

Relevant Group Company	a Group Company to which the Executive has rendered substantial services in the period of 24 months immediately preceding the Termination Date;

Restricted Area	any territory or country:

(a)    in which the Company or any Group Company has operated in the period of 12 months immediately preceding the Termination Date and continues to operate as at the Termination Date, and in which the Executive has been concerned or active on behalf of the Company during the period of 12 months immediately preceding the Termination Date; or

(b)    in relation to which the Company or any Group Company with a view to commencing operations in that country or territory, has prepared a business plan in the period of 12 months immediately preceding the Termination Date and where the Executive has been responsible for or involved in the preparation of such plan during such period;

the Regulations	the Working Time Regulations 1998;

Sensitive Personal Data	information concerning the Executive’s race, ethnic origin, political opinion, religious beliefs or beliefs of a similar nature, sexual life, physical or mental health or condition, trade union involvement or the commission or alleged commission by the Executive of any offence and any proceedings relating to that offence or alleged offence;

Termination Date	the date on which the Executive’s employment with the Company terminates.

1.2	References to statutes or statutory provisions shall be construed to include references to those statutes or provisions as amended or re-enacted (whether with or without modification) from time to time or as their application is modified by other provisions (whether before or after the date of this Agreement) and shall include any statute or provision of which they are re-enactments (whether with or without modification) and shall also include any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision.

1.3	The headings in this Agreement are for ease of reference only and shall not in any way affect its construction or interpretation.

1.4	The Schedule forms part of this Agreement and shall be construed and have the same full force and effect as if expressly set out in the main body of this Agreement.

1.5	Unless expressly stated to the contrary in this Agreement, the words and phrases “other”, “including” and “in particular” shall not limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible.

2	EMPLOYMENT CAPACITY

The Company shall employ the Executive and the Executive agrees to serve the Company upon and subject to the provisions of this Agreement in the capacity of Vice President and Managing Director of EMEA or in such other capacity or office as the Company may from time to time reasonably direct.

3	COMMENCEMENT AND CONTINUITY OF EMPLOYMENT

3.1	The Executive’s employment under this Agreement will commence as soon as possible but in any event no later than the first working day following the expiration of the Executive’s notice period with his current employer (“the Commencement Date”).

3.2	No previous employment of the Executive shall count as part of the Executive’s period of continuous employment with the Company.

3.3	The date of the start of the Executive’s period of continuous employment with the Company is the Commencement Date.

4	PERIOD OF EMPLOYMENT

4.1	Subject to clause 23, either party may terminate the Executive’s employment by giving to the other not less than six months’ notice in writing.

4.2	The Company may at its absolute discretion terminate the Executive’s employment with immediate effect by paying basic salary, bonus and all benefits in lieu of notice. The Company may elect to pay any monies under this clause in one lump sum or in instalments (without interest) on those days which the Executive would have received his salary pursuant to clause 9 had he remained in employment for the duration of his notice period. For the avoidance of doubt, should the Company make an election to pay such monies under the instalment method, all such monies shall be recoverable as a debt.

5	DUTIES

5.1	During his employment the Executive shall (alone or jointly with such others as the Board may from time to time appoint with the Executive’s consent not to be unreasonably withheld):

5.1.1	hold office as director of the Company;

5.1.2	perform those duties assigned to him or vested in him by the Board, the Company or any Group Company;

5.1.3	comply with all reasonable and lawful requests and instructions of the Board (whether given by or with the authority of the Board), and with all the Company’s rules, regulations, policies and procedures and those of any Group Company from time to time in force; and

5.1.4	faithfully and loyally serve the Company or any Group Company to the best of his ability and use his best endeavours to promote the Company’s and the Group Companies’ interests.

5.2	The Company reserves the right to assign to the Executive duties of a different nature, either additional to, or instead of, those referred to in clause 5.1, it being understood that he will not be assigned duties which he cannot reasonably perform or which is not consistent with his position with the Company.

5.3	The Executive may be required to perform services not only for the Company but also for any Group Company, and without further remuneration (except as otherwise agreed), to accept any such office or position in or with any Group Company which is consistent with his position with the Company, as the Board or the Company may from time to time reasonably require. The Company may, at its sole discretion, assign the Executive’s employment to any Group Company on the same terms and conditions as set out in this Agreement.

5.4	The Executive shall keep the CEO promptly and fully informed (in writing if so required) of his conduct of the business and give to the CEO such information relating to the affairs of the Company or of any of the Group Companies to which his duties relate as he may from time to time request.

5.5	Subject to clause 5.6, the Company shall not be under any obligation to assign any, or any particular, duties to the Executive, and the Company may, in its discretion, exercise its rights pursuant to clause 21 below during any period when no duties are assigned to the Executive.

5.6	The Company shall continue to pay the Executive his full basic salary and to make available to him and pay all other benefits to which he is entitled under this Agreement during any period where no duties are assigned to the Executive.

6	DEVOTION TO DUTIES

6.1	Save where the Company has assigned no duties to the Executive, the Executive shall devote the whole of his time, attention and abilities at such times as the Board, the Company, any Group Company or his duties may reasonably require to the business and affairs of the Company or Group Companies, unless prevented by ill-health.

6.2	The Executive shall not during this Agreement, and whether or not he has had any duties assigned to him by the Company either on his own account or for any other person, firm, company or association, in any capacity whatsoever, be engaged or concerned in, or provide services to, any business or engagement other than that of the Company or any Group Company, except with the prior consent in writing of the Board, but the Executive may hold up to 5% of any securities which are quoted on a recognised investment exchange.

6.3	The Executive confirms that he has disclosed fully to the Company all circumstances in respect of which there is, or might be, a conflict of interest between the Company or any Group Company, and the Executive or his Immediate Relatives, and he agrees to disclose fully to the Company any such circumstances which may arise during employment.

6.4	The Executive shall not without the consent of the CEO during his employment communicate to the press or other media any comment, opinion or information whatsoever regarding the Company or any Group Company.

7	PLACE OF WORK

7.1	The Executive will work at the offices of the Company currently at 2 Longwalk Road, Stockley Park, Uxbridge, Middlesex, UB11 1BA but the Executive shall work at such other place or places as the Company may reasonably require for the proper performance of his duties. The Executive will also be required to travel both within and outside the United Kingdom in order to fulfil his duties.

7.2	The Executive will be required to work outside the United Kingdom for periods in excess of one month from time to time, travelling throughout Africa, Asia, Australasia, Europe, the Middle East and the US for periods of up to 30 consecutive days. The Executive’s terms and conditions of employment will remain the same during such periods.

7.3	The Executive shall not be required to reside in other parts of the world.

8	HOURS OF WORK

8.1	There are no normal working hours associated with the Executive’s position, the parties acknowledging that the senior status of the Executive and his autonomous decision-making powers mean that he is free to determine the hours which he works, provided that he fulfils his duties under this Agreement, and that the Executive is therefore covered by Regulation 20(1) of the Regulations.

8.2	Without prejudice to clause 8.1, if, in fact, the Executive is not covered by Regulation 20(1) of the Regulations, the Executive agrees that the maximum weekly working time limit provided for in Regulation 4(1) of the Regulations shall not apply to him, and he specifically waives that limit by signing this Agreement. The Executive has the right to terminate the agreement in this sub-clause by providing three months’ written notice. The exercise of that right shall not in any way affect the operation of any other provision in this Agreement.

9	REMUNERATION

9.1

The Executive shall receive a basic salary accruing from day to day at the rate of £190,000 per annum, to be paid by equal monthly instalments on or about the 25th day of each calendar month by credit transfer. This basic salary shall (unless otherwise agreed in writing by the Company) be inclusive of all fees and other remuneration which the Executive may receive for his services (whether as employee or office-holder) from the Company or any Group Company.

9.2	The Company may deduct from the Executive’s basic salary and/or bonus any sums owing to the Company or any Group Company by the Executive from time to time.

9.3	The Executive’s salary shall be reviewed by the Board during the first quarter of each year. The Board shall be under no obligation to award the Executive any increase, whether or not the Executive may reasonably expect to be awarded one.

10	BONUS

10.1	In addition to his basic salary the Executive is eligible to participate in the corporate incentive bonus plan from time to time in force in respect of each financial year of the Company. Subject to the Company and the Executive achieving performance objectives as established by the Board, the on target bonus opportunity will be 50% of basic salary. For the avoidance of doubt, the on target bonus earnings for the first financial year are £95,000. Any bonus will be paid in accordance with bonus payment policy in effect for all other executives and no less often than annually.

10.2	Any bonus awarded by the Company implies no expectation nor creates any precedent for the awarding of any subsequent bonus.

10.3	In the event that the Executive is employed for part only of any Financial Year, the bonus payable shall be calculated pro rata in respect of that Financial Year and paid at the normal time. For the purpose of this clause 10, earnings shall be deemed to accrue without fluctuation from day to day and shall be apportioned on a daily basis (calculated by reference to 261 working days in each Financial Year).

10.4	If the Company exercises its right pursuant to clause 4.2, the calculation of the payment shall include any bonus payment relating to any period of notice which the Executive has not worked or not been allowed to work.

11	CAR AND TELEPHONE

11.1	The Company shall pay to the Executive a car allowance of £24,000 per annum in arrears, less deductions for tax and NI contributions.

11.2	If the Executive is absent from work on grounds of sickness, injury or other medical incapacity he shall be entitled to receive the car allowance for the same period that he is entitled to receive Company sick pay, as set out in clause 17.1.

11.3	The Company shall provide the Executive with a cellular telephone and shall discharge all maintenance, rental costs and reasonable related charges incurred by the Executive.

12	EXPENSES

12.1	The Executive shall be reimbursed all reasonable travelling, hotel (including up to one night’s stay per week at a suitable hotel convenient to his place of work) entertainment and other expenses properly and necessarily incurred by him in the performance of his duties, subject to the Company’s rules and policies relating to expenses. The Executive will be entitled to fly between the UK and the US in Virgin/Premium Economy, British Airways/World Traveller Plus or their equivalent. The Executive shall produce to the Company satisfactory supporting vouchers and receipts in respect of such expenses before such reimbursement is made.

12.2	Should the Executive be provided with Company credit cards he shall comply with any conditions for the time being laid down by the Company as to their use.

13	PENSION

13.1	The Executive is eligible to join the Company’s Legal & General Pension Scheme (the Pension Scheme). The Company will pay (in addition to basic salary) an amount equal to 10 per cent of the Executive’s annual basic salary into the Pension Scheme during his employment. The Company reserves the right to substitute another comparable pension scheme for the Pension Scheme.

13.2	If the Executive joins the Pension Scheme (or any comparable substituted scheme), his membership will be subject to the terms and conditions governing such scheme from time to time, a copy of which is available from the HR Manager. The benefits provided by such scheme may be amended or altered in accordance with those terms and conditions. Contributions payable by the Executive will be deducted from his salary at the intervals his salary is paid.

13.3	If the Executive does not join the Pension Scheme (or any comparable substituted scheme) at the first available opportunity then:

13.3.1	the Company will not be under any obligation to make any pension provision for the Executive or his dependants; and

13.3.2	the Executive will be permitted to join such scheme only at the discretion of the Company and the trustees of the scheme.

13.4	If having joined the Pension Scheme (or any comparable substituted scheme) the Executive elects to leave such scheme then:

13.4.1	the Company will not be under any obligation to make any further pension provision for the Executive or his dependants; and
13.4.2	the Executive will be permitted to rejoin such scheme (or to join any other pension scheme established by the Company) only at the discretion of the Company and the trustees of the scheme.

14	INSURANCE BENEFITS

14.1	During his employment and subject to clause 14.2 the Executive shall be entitled at the Company’s expense, and in accordance with the terms and conditions of the policies from time to time in force, including any applicable restrictions:

14.1.1	to become a member of the Company’s private medical insurance scheme in respect of himself, his spouse/civil partner and children under the age of 18;

14.1.2	to participate in the Company’s permanent health insurance scheme and income protection scheme;

14.1.3	to participate in the Company’s life assurance scheme at four times the Executive’s basic salary;

14.1.4	to participate in the Company’s business travel insurance scheme;

Details of the above policies are available from the HR Manager.

From time to time the Company may, in its absolute discretion, amend, alter or substitute the terms of the above benefits, or replace them wholly.

14.2	Neither any outstanding or prospective entitlement to the benefits referred to in clauses 14.1 (other than the permanent health insurance scheme) nor any actual or prospective loss of entitlement to those benefits, shall preclude the Company from exercising any right to terminate the Executive’s employment under this Agreement.

14.3	If any benefits provider (including but not limited to any insurance company) refuses for any reason to provide any benefits to the Executive, the Company shall not be liable to provide any such benefits itself, or to pay any compensation in lieu.

15	STOCK OPTIONS

Subject to the terms of the stock option scheme from time to time in force and to any restrictions from time to time imposed by law the Executive will be eligible to receive 87,500 stock options issued by Macro Holding, Inc. (a Delaware corporation), which will vest on a straight line accrual over a four year period and which will be issued at the fair market value as at the last day of the quarter in which the Commencement Date falls. If the Commencement Date is on or before 29 June 2007 the Executive will be eligible to receive an additional 12,500 stock options on the same terms.

16	HOLIDAYS

16.1	In addition to normal public holidays the Executive is entitled to 25 working days paid holiday during each holiday year. Holiday entitlement shall accrue pro-rata throughout the holiday year. A “holiday year” means the period from 1 January in one year to the next following 31 December.

16.2	The Executive may not take more than 10 working days’ holiday at any one time without the prior approval of the CEO.

16.3	Any holiday entitlement remaining at the end of each holiday year shall lapse unless otherwise approved by the CEO.

16.4	Subject to clause 16.5 below the Executive will be entitled to payment in lieu of any accrued but untaken holiday entitlement at the date of termination. For these purposes one day’s holiday entitlement shall accrue at the rate of 1/261 basic annual salary.

16.5	On the termination of his employment pursuant to clause 23.1 the Executive will only be entitled to payment in lieu of unused holiday entitlement calculated in accordance with the Regulations and for these purposes all holiday entitlement in the relevant holiday year shall be holiday entitlement calculated in accordance with the Regulations.

16.6	In all cases, if the Executive has taken more than his accrued entitlement at the date of termination, the Company shall make an appropriate deduction from the Executive’s final payment. For these purposes one day’s holiday entitlement shall accrue at the rate of 1 /261 basic annual salary.

16.7	Where notice of termination is given by either party the Executive may be required to use any accrued but untaken holiday entitlement prior to the termination of employment.

17	SICKNESS OR INJURY

17.1	The Executive must comply with the Company’s Policy and Rules from time to time in force regarding sickness notification and doctor’s certificates, details of which can be obtained from the HR Manager.

17.2	Subject to compliance with clause 17.1 the Executive shall receive:

17.2.1	his basic salary and all benefits, less normal deductions for an aggregate absence of up to 20 working days in any period of 12 months during his first two years of employment;

17.2.2	his basic salary and all benefits , less normal deductions for an aggregate absence of up to 20 working days in any period of 12 months and half his basic salary, less normal deductions for any further absence of up to in aggregate 45 working days in any period of 12 months after 2 years of employment; and

17.2.3	his basic salary and all benefits, less normal deductions for an aggregate absence of up to 40 working days in any period of 12 months and half his basic salary, less normal deductions for any further absence of up to, in aggregate, 90 working days in any period of 12 months after 5 years of employment

These payments will include any entitlement to Statutory Sick Pay, and when this is exhausted shall be reduced by the amount of any state sickness benefit(s) which may be recoverable by the Executive (whether or not recovered). Qualifying days for the purposes of Statutory Sick Pay are Monday to Friday inclusive. In the event that the Executive becomes eligible to receive benefits under the Company’s permanent health insurance scheme (pursuant to clause 14.1.2) the Company shall not have any obligation to make any, or any further payments (as applicable), to the Executive under this clause 17.1.

17.3	During any period where the Executive is unable to work as a result of ill-health, injury or other medical incapacity, the Company may appoint a further executive director or employee to perform the Executive’s duties temporarily, until such time as the Executive is able to fully resume the performance of his duties to the Company’s satisfaction.

17.4	If the Executive exhausts his entitlement to sick pay under clause 17.1, the Board may, in its discretion, agree to make further payments to the Executive, provided that if such further payments are made, they may be discontinued or reduced in amount at any time in the CEO’s absolute discretion.

17.5	The Company reserves the right to require the Executive to undergo a medical examination at the Company’s expense by a doctor nominated by the Company at any time. The Executive authorises the doctor to disclose the results of such examination to the Company.

17.6	If the absence of the Executive is due to injuries, actionable negligence or nuisance caused by, or on account of a breach of any statutory duty by, any third party, all payments made to him by the Company under this clause 17 shall, to the extent that compensation is recovered from that third party, constitute loans by the Company to the Executive which shall be repaid by the Executive when and to the extent that the Company requests such repayment.

18	INTELLECTUAL PROPERTY

18.1	The Executive acknowledges that all Intellectual Property Rights in respect of all Intellectual Property made, originated or developed by him at any time in the course of his employment with the Company shall belong to and vest in the Company absolutely to the fullest extent permitted by law.

18.2	The Executive:

18.2.1	acknowledges for the purposes of Section 39 Patents Act 1977 that because of the nature of his duties, and the particular responsibilities arising from those duties, he has, and at all times during his employment will have, a special obligation to further the interests of the businesses of the Company;

18.2.2	undertakes to notify and disclose the Company in writing full details of all Intellectual Property made, originated or developed by him at any time during his employment with the Company immediately upon the creation of the same (and whether or not in material form), and promptly whenever requested by the Company and in any event upon the termination of his employment, to deliver up to the Company all such Intellectual Property and all related correspondence, documents, papers and records and all copies of any such Intellectual Property in his possession or control;

18.2.3	undertakes to hold upon trust for the benefit of the Company all Intellectual Property Rights in respect of all Intellectual Property made, originated or developed by him during his employment by the Company, until the same are vested absolutely in the Company;

18.2.4	assigns absolutely with full title guarantee by way of present assignment of present and future rights, all Intellectual Property Rights in any Intellectual Property made, originated or developed now or in the future by him in the course of his employment;

18.2.5	acknowledges that, other than as provided by law, no further remuneration or compensation other than that set out in this Agreement is or may become due to the Executive in respect of the performance of his obligations under this clause 18;

18.2.6	undertakes at the expense of the Company to execute all such documents, make such applications, give such assistance and do such acts and things as may in the opinion of the CEO be necessary or desirable to vest in and register or obtain letters patent or any other registrable rights in the name of the Company or its nominee, and otherwise to protect and maintain any Intellectual Property made, originated or developed by the Executive and all related Intellectual Property Rights; and waives any moral rights (as provided for by Chapter IV Copyright Designs & Patents Act 1988 (“the 1988 Act”) or any similar provisions of law in any jurisdiction) in any Intellectual Property made, originated, developed or produced by him in the course of his employment and agrees not to institute, support, maintain or permit any action or claim to the effect that any treatment, exploitation or use of such Intellectual Property infringes the Executive’s moral rights, including (but without limitation) the right to be identified, the right of integrity and the right against false attribution provided for in the 1988 Act.

19	CONFIDENTIAL INFORMATION

19.1	During his employment with the Company and after its termination (however this occurs) the Executive must not (other than in the proper course of his employment with the Company):

19.1.1	use for his own purposes or those of any other person, firm, company, association or other organisation whatsoever; or

19.1.2	disclose to any person, firm, company, association or other organisation whatsoever any Confidential Information of or belonging to the Company or any Group Company or to any third party (which includes customers, suppliers, employees and officers of the Company or any Group Company) which was learnt or disclosed to the Executive in confidence in the course of his employment.

19.2	Clause 19.1 does not prevent the Executive from using or disclosing Confidential Information if he is ordered to do so by a court of competent jurisdiction, or if authorised by the Company in writing to do so or if such information has become public otherwise than by default of the Executive.

20	DATA PROTECTION AND ELECTRONIC COMMUNICATIONS

20.1	By signing this Agreement the Executive consents:

20.1.1	to the Company and any Group Company where applicable Processing Personal Data and Sensitive Personal Data during his employment and for a reasonable period afterwards for the purposes of administration and management of his employment and/or the Company’s and any Group Company’s business. Examples of the purposes for which Personal Data may be processed are (but are not limited to) the following:

(a)	recruitment activities;

(b)	administration of absence records, including sick leave and sick pay, monitoring attendance, sickness absences and state of health;

(c)	administration and maintenance of personnel records, payroll pensions and other benefits;

(d)	administration of holiday and other absence records such as, adoption leave, parental leave, paternity leave and time off for dependants;

(e)	equal opportunities matters including the operation of the Company’s and any Group Company’s equal opportunities policy;

(f)	monitoring of performance and carrying out performance appraisals and development reviews;

(g)	disclosure of information to prospective employers in response to a reference enquiry;

(h)	the pursuit of disciplinary and grievance matters;

(i)	detection or prevention of the commission or alleged commission of fraud or any offence;

(j)	the provision of information to any government body or agency or public authority for legitimate purposes including social security and income tax;

(k)	promotion of the Company’s or any Group Company’s business activities and/or the Executive’s contribution to the Company’s or any Group Company’s business;

(l)	monitoring the use of internet email or other IT systems or the use of telephone or fax;

(m)	for the purpose of or in connection with any legal proceedings (including prospective legal proceedings) for the purposes of obtaining legal advice or otherwise establishing exercising or defending legal rights; and

(n)	compliance with any legal obligation.

20.1.2	where reasonably necessary to the transfer of the Executive’s Personal Data (including Sensitive Personal Data) to any Group Company based either in the United States of America or inside or outside the European Economic Area for the purposes of managing his employment with the Company and/or any Group Company and or the Company’s or any Group Company’s business.

20.1.3	The above provisions are without prejudice to any additional rights to process Personal Data which exist for the Company and/or any Group Company pursuant to and in accordance with the Data Protection Act 1998.

20.2	The Executive agrees to comply with all policies and procedures implemented by the Company or any relevant Group Company to ensure the Company’s compliance with prevailing data protection laws and Handbook.

20.3	Without prejudice to any other rights it may have, the Company reserves the right to intercept and/or monitor and/or record and/or view, as appropriate, the Executive’s use of its or any Group Company’s electronic communication systems including telephone, pc, remote access via a laptop or other means for the purpose of ensuring that its or any Group Company’s systems:

20.3.1	are used primarily to further the business of the Company or any Group Company;

20.3.2	are not used for inappropriate or unlawful purposes, such as accessing or circulating material containing nudity, pornography, racist terminology or other offensive material or for telephoning premium-rate lines;

20.3.3	are used in compliance with the Handbook and any other relevant policies and procedures of the Company or any Group Company;

20.3.4	have sufficient capacity for the needs of the business.

By signing this Agreement the Executive understands and agrees that the content of his communications and access to the Company’s or any Group Company’s systems can be accessed and hereby consents to any such interception, monitoring, viewing and/or recording taking place.

21	PERIOD AWAY FROM WORK

21.1	The Company may, at its absolute discretion, require the Executive at any time and for the whole or any part or parts of the contractual notice (whether notice is given by the Company or the Executive, or if the Executive seeks to resign without giving notice other than in circumstances where he is entitled to resign and claim constructive dismissal):

21.1.1	not to attend any of his places of work or any other premises of the Company or any Group Company;

21.1.2	not to carry out some or all of his duties under this Agreement or to substitute his then current duties and carry out other duties or special project work instead;

21.1.3	to resign immediately from all offices he may hold in the Company, and in any Group Company and from all other appointments or offices which he holds as nominee or representative of the Company and its Group Companies;

21.1.4	to return to the Company all documents and other property (including computer hardware and software) belonging to the Company and any Group Company including but not limited to Confidential Information;

21.1.5	not to communicate with customers or suppliers of the Company and any Group Company; and

not to communicate with employees or officers of the Company and any Group Company in relation to his employment or the circumstances surrounding its termination save in respect of those individuals whose names are notified to the Executive provided that the Company shall continue to pay the Executive his full basic salary and to make available to him all other benefits to which he is entitled under this Agreement during any such period. Any holiday entitlement which has accrued to the Executive as at the commencement of any period away from work pursuant to this clause 21, and any holiday entitlement which continues to accrue, shall be deemed to be taken by the Executive during such period.

21.2	Should the Company require the Executive to do all or any of the things set out in clause 21.1 the other terms of this Agreement shall nevertheless remain in full force and effect save as varied by this clause 21 and, for the avoidance of doubt, the Executive’s duty of good faith shall continue.

22	DISCIPLINARY AND GRIEVANCE PROCEDURE

22.1	The Executive should refer any grievance relating to his employment (other than one relating to a disciplinary decision) to the CEO.

22.2	The disciplinary procedure is a policy document only and does not form part of the Executive’s contract of employment. A copy of the disciplinary procedure is available from the HR Manager. If the Executive is dissatisfied with any disciplinary decision taken in relation to him, he may refer the decision to the Board for review, whose decision shall be final.

22.3	In order to investigate any disciplinary matter or grievance involving the Executive the Company is entitled to suspend him on full pay and benefits for so long as is reasonably considered necessary by the Company.

23	TERMINATION

23.1	Notwithstanding any other provision of this Agreement the Company may terminate the Executive’s employment with immediate effect (without notice or any payment in lieu of notice), where:

23.1.1	the Company believes that the Executive has:

(a)	committed any act of fraud or serious dishonesty, or other gross misconduct, or gross incompetence or gross neglect of duty; or

(b)	after written warning committed a second or subsequent breach of any express or implied obligation under this Agreement, or of any of the Company’s policies and procedures or those of any Group Company from time to time applicable (which for the avoidance of doubt need not be of the same nature or type); or

(c)	committed any act which in the reasonable opinion of the Board brings him, the Company, or any Group Company into disrepute, or prejudices the interests of the Company or any Group Company;

(where any reference in this sub-clause to an act shall be interpreted as including a reference to an omission); or where:

23.1.2	the Executive is convicted of any criminal offence other than an offence under the road traffic legislation in the United Kingdom for which the Executive is not sentenced to any term of imprisonment, whether immediate or suspended; or

23.1.3	the Executive becomes bankrupt or makes any arrangement or composition with his creditors generally; or

23.1.4	the Executive is or becomes of unsound mind or a patient for the purpose of any statute relating to mental health. The Executive accepts that, in such circumstances, no adjustment could reasonably be made to enable him properly to perform his duties; or

23.1.5	the Executive becomes prohibited by law from being a director; or

23.1.6	the Executive resigns his office as director of the Company or any Group Company without the prior agreement of the Board.

23.2	The Executive’s employment with the Company shall automatically terminate on the date of the Executive’s 65th birthday subject to the Company’s obligations under The Employment Equality (Age) Regulations 2006.

24	RETURN OF PROPERTY AND DOCUMENTS

Whenever requested to do so by the Company the Executive shall immediately return to the Company in accordance with its instructions all records, papers, correspondence, customer files, equipment (including computer equipment), mobile telephone, software, notes, reports or property of whatsoever nature (including keys, books, materials and credit cards) which may be in his possession or control and which relate in any way to the business or affairs of the Company and any Group Company, and no copies, notes or abridgements of any of the above shall be retained by him.

25	RESIGNATION OF OFFICES

After termination of his employment, however it occurs, the Executive shall immediately upon the request of the Company resign from all offices held by him in the Company and in any Group Company without claim for compensation, and should he fail to do so the Company and any applicable Group Company may act as the Executive’s attorney pursuant to clause 30.2 to give effect to such resignation(s).

26	PREVENTION OF UNFAIR COMPETITION

26.1

After the termination of his employment under this Agreement for any reason the Executive shall not, without the prior written approval of the CEO or the Board, whether directly or indirectly, and whether on his own behalf, or on behalf of any other person, firm, company or association, and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever:

26.1.1	at any time during the period of 6 months immediately following the Termination Date, within the Restricted Area:

(a)	seek employment from, accept employment with, or offer to provide services to; or

(b)	carry on or assist with, or otherwise be concerned or interested in,

any Competitor, provided that this restriction shall not apply if the Executive’s duties and responsibilities for any such Competitor do not involve him in the, sale or provision of any goods or services which are similar to or competitive with the Products or Services; or

26.1.2	at any time during the period of 9 months immediately following the Termination Date for the benefit of a business in competition with any business of the Company or any Relevant Group Company:

(a)	offer employment to or employ or offer or conclude any contract for services with, or solicit or entice the employment or engagement of, or enter into partnership with; or

(b)	procure or assist any third party so to offer, employ, engage, solicit or entice any Key Person (whether or not such person would commit any breach of his or her contract with the Company or any Relevant Group Company) unless such Key Person had ceased to be employed or engaged by the Company or Relevant Group Company (as the case may be) more than three months previously; or

26.1.3	at any time during the period of 9 months immediately following the Termination Date for the benefit of a business in competition with any business of the Company or any Relevant Group Company:

(a)	canvass or solicit the custom of (or procure or assist with the same); or

(b)	transact or otherwise deal with (or procure or assist with the same)

any Customer or Prospective Customer in respect of Products or Services, provided that this clause 26.1.3 shall not prohibit general advertising in the press or other media by the Executive (or by any person, firm, company or association on his behalf), which is not specifically targeted at or sent to Customers or Prospective Customers.

26.2	After the termination of the Executive’s employment, however it occurs, he shall not:

26.2.1	represent to any person, firm, company or association or otherwise lead them to believe that he is still employed by the Company or any Group Company or is in any way connected with or otherwise associated with the business of the Company or any Group Company; or

26.2.2	make any derogatory or untrue remarks about the Company, any Group Company, any of its or their employees, officers or customers, or any of its or their services or products.

26.3	The Executive acknowledges:

26.3.1	that each of the foregoing sub-clauses of this clause 26 constitutes an entirely separate and independent restriction on him; and

26.3.2	if any of the restrictions shall be adjudged to be void or ineffective for whatever reason but would be adjudged to be valid and effective if it or another restriction were deleted in whole or in part then such restriction shall apply with such deletions as may be necessary to make it valid and effective.

26.4	The Executive agrees that he will, at the request and cost of the Company, enter into a direct agreement or undertaking with any Relevant Group Company whereby he will accept restrictions corresponding to those set out at clause 26.1 (or such of them as may be appropriate in the circumstances).

26.5	Nothing in this clause 26 shall prevent the Executive after the termination of his employment with the Company from holding in his own name or jointly or being beneficially interested in any securities of any company or corporation for the time being quoted or listed on any recognised stock exchange, but so that in the case of a Competitor the amount of any one class of securities so held or in which the Executive’s beneficial interest exists shall not exceed 5 per cent of the nominal amount of the issued securities of that class during the period specified in clause 26.1.1 above.

26.6	The Executive agrees that if he receives an offer of employment or engagement (whether oral or written and whether accepted or not) from any person either during this Agreement or during the continuance of restrictions contained in this clause 26 he shall immediately inform the Board of the identity of the offeror and its terms if the acceptance of such offer would involve him in the breach of clauses 6, 19, 21, and 26. Without prejudice to the Executive’s obligations concerning confidentiality the Executive will provide the offeror with details of the substance of the restrictions contained in clause 19 and this clause 26.

27	RECONSTRUCTION OR AMALGAMATION

If the Executive’s employment is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation, and the Executive is offered employment with any concern or undertaking resulting from such reconstruction or amalgamation on terms and conditions which, taken as a whole, are not substantially less favourable than the terms of this Agreement, the Executive shall have no claim against the Company in respect of the termination of his employment.

28	PRIOR RIGHTS AND DELAY

28.1	The termination of the Executive’s employment shall be without prejudice to any right that the Company may have in respect of any breach by the Executive of any of the provisions of this Agreement which may have occurred prior to termination.

28.2	Any failure to exercise or delay by the Company or any Group Company in exercising a right or remedy arising in connection with this Agreement or by law shall not constitute a waiver of such right or remedy or of any other rights or remedies. No waiver shall be effective unless in writing and signed by the Company or the relevant Group Company or on the Company’s or the relevant Group Company’s behalf by a duly authorised representative. A waiver of a right or remedy on one occasion shall not constitute a waiver of the same right or remedy in the future.

29	NOTICES

29.1	Any notices under this Agreement shall be in writing and signed by or on behalf of the party giving it.

29.2	Any such notice may be served by delivering it personally or by sending it by pre-paid recorded delivery post, in the case of the Company, at or to its registered office for the time being, and in the case of the Executive, at or to his last known address or, in the case of either party, at or to any other address in England which that party may from time to time notify in writing to the other.

29.3	Any such notice delivered personally shall be deemed to be received when delivered (or, if delivered otherwise than between 9.00am and 5.00pm on a business day, at 9.00am on the next business day); any notice sent by pre-paid recorded delivery post shall be deemed to be received 2 days after posting and in proving the time of despatch it shall be sufficient to show that the envelope containing such notice was properly addressed, stamped and posted.

30	GENERAL

30.1	The Executive warrants that:

30.1.1	by entering into this Agreement he will not be in breach of any agreements with or obligations owed to any third party;

30.1.2	the particulars contained in any curriculum vitae/resume supplied and of his qualifications and all other representations (whether verbal or in writing) made to the Company in relation to his employment by the Company or in connection with this Agreement are true and not misleading; and

30.1.3	he has the appropriate qualifications and experience as are necessary to fulfil his duties pursuant to this Agreement.

30.2	The Executive hereby irrevocably and by way of security appoints the Company and each Group Company now or in the future existing to be his attorney to act in his name and on his behalf, and as his attorney to sign, execute and do all acts, things and documents which he is obliged to execute and do under the provisions of this Agreement.

31	PRIOR AGREEMENTS AND ENTIRE AGREEMENT

31.1	This Agreement constitutes the entire agreement and understanding of the parties and supersedes any previous agreement or understanding between the parties with respect to the arrangements contemplated by or referred to in it.

31.2	The Executive acknowledges and agrees that:

31.2.1	for the avoidance of doubt, no provision of the Company’s Articles of Association, as may be amended from time to time, which confers or purports to confer rights in favour of directors or other officers of the Company is intended to form part of the terms of this Agreement, save to the extent that such rights are set out expressly in this Agreement;

31.2.2	in entering into this Agreement he does not rely on, and shall have no remedy in respect of, any statement, representation, warranty (in each case whether negligently or innocently made) or understanding of any person (whether party to this Agreement or not) which is not expressly set out in this Agreement; and

31.2.3	the only remedy available to it for breach of any statement, representation, warranty or other term which is expressly set out in this Agreement shall be for breach of contract under the terms of this Agreement

31.3	Nothing in this clause 31 shall, however, operate to limit or exclude any liability for fraud or fraudulent misrepresentation.

32	MISCELLANEOUS STATUTORY PROVISIONS

32.1	This Agreement is not a temporary or fixed term contract but is of indefinite duration subject to its terms.

32.2	There are no collective agreements in force relating to the Executive’s employment under this Agreement.

33	THIRD PARTY RIGHTS

No provision of this Agreement shall be enforceable by any person who is not a party to it pursuant to the Contracts (Rights of Third Parties) Act 1999 but this does not affect any right or remedy of a third party which exists or is available independently of that Act.

34	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of England and the parties hereto irrevocably submit to the non-exclusive jurisdiction of the Courts of England for the determination of all disputes or claims which may arise out of or in connection with this Agreement.

IN WITNESS WHEREOF the Company has signed this Agreement under the hand of its duly authorised representative and the Executive has executed this Agreement as a deed the date first above written

SCHEDULE

STATEMENT OF INITIAL EMPLOYMENT PARTICULARS

The Employer:	Rackspace Managed Hosting Limited

The Executive:	Doug Loewe

Job title (Clause 2)	Vice President and Managing Director of EMEA

Commencement date: (Clause 3)	[TBC]

Term: (Clause 4)	Indefinite

Notice Period: (Clause 4)	6 months’

Start of continuous employment: (Clause 3)	TBC

Place of work: (Clause 7)	2 Longwalk Road, Stockley Park, Uxbridge, Middlesex, UB11 1BA

Overseas employment (Clause 7)	Not more than 30 consecutive days

Hours of work: (Clause 8)	There are no normal working hours associated with the Executive’s position, the parties acknowledging that the senior status of the Executive and his autonomous decision-making powers mean that he is free to determine the hours which he works, provided that he fulfils his duties under this Agreement

Salary: (Clause 8.1)	£190,000 per annum to be paid monthly

Pension and other benefits: (Clauses 13 and 14)	Option to join Rackspace’s pension scheme, under which Rackspace will contribute up to 10% of the Executive’s basic salary

Holiday entitlement: (Clause 16)	25 working days per holiday year

Period of holiday year: (Clause 16)	1 January – 31 December

Sick pay: (Clause 17)	Up to 4 weeks’ full pay in any 12 month period during the first two years of the Executive’s employment, increasing to 4 weeks’ full pay and 9 weeks at half pay in any 12 month period after two years’ employment and, after 5 years’ employment, increasing to 8 weeks’ full pay and 18 weeks at half pay in any 12 month period.

Disciplinary rules: (Clause 22)	See Handbook

Person to whom a grievance should be brought in the first place: (Clause 22)	The CEO

Person to whom a complaint about a disciplinary decision should be made: (Clause 22)	The Board

Collective agreements: (Clause 32)	not applicable

Signed by A. Lanham Napier, Chief	)
Executive Officer, for and on behalf of	)
RACKSPACE MANAGED HOSTINGS LIMITED	)

EXECUTED as a DEED by the said	)
DOUG LOEWE in the presence of:	) )

WITNESS

Signature
Name
Address

Occupation